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                     December 8, 2023

       Thomas Hennessy
       Chief Executive Officer
       two
       195 US HWY 50, Suite 208
       Zephyr Cove, NV 89448

                                                        Re: two
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 24,
2023
                                                            File No. 001-40292

       Dear Thomas Hennessy:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Joshua N. Englard, Esq.